Filed Pursuant to Rule 433

Registration No. 333-208009

PRICING TERM SHEET

March 21, 2016

AVNET, INC.

$550,000,000 4.625% Notes due 2026

Issuer:	Avnet, Inc.

Title of Securities:	4.625% Notes due 2026

Type of Offering:	SEC-registered

Size:	$550,000,000

Maturity:	April 15, 2026

Coupon:	4.625%

Price to Public (Issue Price):	99.276% of principal amount

Yield to Maturity:	4.716%

Benchmark Treasury:	UST 1.625% due February 15, 2026

Spread to Benchmark Treasury:	280 bps

Benchmark Treasury Price and Yield:	97-12+; 1.916%

Interest Payment Dates:	April 15 and October 15, commencing on October 15, 2016

Denominations:	$2,000 x $1,000

Make-Whole Call:	Make-whole call at any time prior to January 15, 2026 at the greater of 100% of the principal amount of the notes being redeemed or the discounted present value of the remaining scheduled payments of principal and interest at the treasury rate plus 45 basis points, plus accrued and unpaid interest to the date of redemption.

Par Call:	At any time on or after January 15, 2026, we may redeem all or any part of the notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon.

Change of Control:	If a Change of Control Triggering Event occurs, putable at 101% of principal amount of notes repurchased plus accrued and unpaid interest to the date of repurchase.

Trade Date:	March 21, 2016

Settlement Date:	T+5; March 29, 2016

CUSIP/ISIN:	053807 AS2 / US053807AS28

Ratings*:	Baa3 / BBB- (Stable / Stable)

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:	BNP Paribas Securities Corp.
Mizuho Securities USA Inc.
Scotia Capital (USA) Inc.
Branch Banking and Trust Company
PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.
Wells Fargo Securities, LLC

*	A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the Securities. Any rating can be revised upward or downward or withdrawn at any time by a rating agency, if it decides that circumstances warrant that change.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement thereto and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement thereto if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322.

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